UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/21/2005

News Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of Principal Executive Offices, Including Zip Code)

212-852-7000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

        On October 21, 2005, the stockholders of News Corporation (the "Company") approved a proposal to increase the aggregate annual limit that may be paid to non-executive directors (the "Non-Executive Directors") serving on the Board of Directors of the Company (the "Board"), effective July 1, 2005. The increase in compensation includes increases in the following elements of Non-Executive Director compensation: (i) the portion of the Non-Executive Directors' annual retainer invested in the Company's Class A common stock through a deferred stock unit account increased from $40,000 to $85,000 which increased the total annual retainer paid to Non-Executive Directors to $170,000; (ii) the retainer paid to members of the Board's Compensation and Nominating and Corporate Governance Committees increased from $6,000 to $10,000; (iii) the retainer paid to the Chairman of the Board's Audit Committee increased from $10,000 to $25,000; and (iv) the retainer paid to the Chairmen of the Board's Compensation and Nominating and Corporate Governance Committees increased from $5,000 to $15,000. The stockholders also approved a payment of a one-time fee of $100,000 to each member of the Special Committee of the Board (the "Special Committee"), for their service in connection with the Company's reincorporation to the United States, and a one-time payment of $150,000 to the Chairman of the Special Committee.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

News Corporation

Date: October 25, 2005.	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel